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                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549
                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 333-88564

                         DC FUNDING INTERNATIONAL, INC.
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                      Third Floor, Suite 288, 2 Reid Street
                                 Hamilton HM 11
                                     Bermuda
                                 (441) 296-5874
           ----------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       FNANB Credit Card Master Note Trust
             Class A Floating Rate Asset Backed Notes, Series 2002-A

                       FNANB Credit Card Master Note Trust
             Class A Floating Rate Asset Backed Notes, Series 2003-A
           ----------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
           ----------------------------------------------------------
           (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i) _____       Rule 12h-3(b)(1)(i) __X__
         Rule 12g-4(a)(1)(ii)_____  Rule 12h-3(b)(1)(ii)_____
         Rule 12g-4(a)(2)(i) _____       Rule 12h-3(b)(2)(i)_____
         Rule 12g-4(a)(2)(ii)_____  Rule 12h-3(b)(2)(ii)_____
                                         Rule 15d-6    _____




Approximate  number of holders of record as of the certification or notice date:
4

Pursuant to the requirements of the Securities Exchange Act of 1934, DC Funding International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    DC FUNDING INTERNATIONAL, INC.


                                    By:/s/ Philip J. Dunn

                                    Name: Philip J. Dunn
                                    Title: President

Date: February 9, 2004